Exhibit 23.1

We hereby consent to the incorporation by reference in the financial statements of OICco Acquisition IV, Inc. for the period ended December 31, 2009 of our reports dated March 16, 2010 included in its Registration Statement on Form S-1 dated March 16, 2010 relating to the financial statements and financial statement schedules for the period ended December 31, 2009 listed in the accompanying index.

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda, CA
City, State
3/16/10
Date